Contact Information:                                             David Shein
                                                           RFBinder Partners
                                                 212-994-7514 / 917-613-8881
                                                    david.shein@rfbinder.com



                      ASBURY AUTOMOTIVE GROUP DISCONTINUES
                        PRICE 1 AUTO STORES PILOT PROGRAM



STAMFORD, CT, July 10, 2003 - After a one-year test, Asbury Automotive Group, Inc. (NYSE: ABG) announced today it has reached a mutual agreement with Wal-Mart Stores, Inc. (NYSE: WMT) to end the pilot "Price 1" program. The Price 1 concept consisted of the sale of certified, pre-owned automobiles on a low-cost, no-haggle basis on property Asbury leased from Wal-Mart at four test stores in the Houston, Texas area. The Price 1 test stores will be closed immediately.

"While we are disappointed that Price 1 did not emerge as a successful stand alone retail format, lessons learned through this process will benefit our much larger dealership-based used car operations," said Kenneth B. Gilman, President and CEO of Asbury Automotive Group. "Customer response to the Price 1 concept has been excellent; however, customer traffic was lighter than expected. Given the cost of opening a second test market, we decided that we could more efficiently build our used car business, and realize higher and more certain returns, by continuing to focus on improving used car operations in our traditional franchised dealerships. During the first half of 2003, the used car business has been an area of notable strength for us."

Asbury said it would now reclassify financial results from its Price 1 pilot program to discontinued operations, including previously reported after tax losses of $0.9 million, or $0.03 per share, for the first quarter of 2003 and $4.8 million, or $0.15 per share, for the year ended December 31, 2002. Costs to close Price 1 are expected to be nominal and will be recognized as discontinued operations in the third quarter. The Company's previously issued full year 2003 EPS guidance from continuing operations included a provision for a $0.07 loss from Price 1.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2002 revenues of $4.5 billion. Built through a combination of organic growth and a series of strategic acquisitions, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms currently operate 92 retail auto stores, encompassing 132 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading public U.S. automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company's financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company's relationships with vehicle manufacturers and other suppliers, risks associated with the Company's substantial indebtedness, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees that the Company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.